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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Selected Consolidated Financial Data", and "Experts" in the Registration Statement (No. 333-10935) on Form S-4 and related prospectus of United Wisconsin Services, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 9, 1996, with respect to the consolidated financial statements of United Wisconsin Services, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


Milwaukee, Wisconsin
September 13, 1996